Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-158268, 333-172884 and 333-179890 on Form S-3, and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990 and 333-170796 on Form S-8 of our reports dated February 29, 2012, included in the Annual Report on Form 10-K for the year ended December 31, 2011, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc. and subsidiaries, included in this Form 10-K/A.

/s/ Ernst & Young LLP
Las Vegas, Nevada
May 15, 2012